                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              North Bancorp, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   65746P106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 November 9, 2001
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 65746P106                  13G
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        BVP, LLC            38-3474152
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization


--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       24,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        24,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   -0-
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        24,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        N/A
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

                                    4.569%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        00 (limited liability company)
--------------------------------------------------------------------------------

                                       13G

Item 1(A)         Name of Issuer:

                  North Bancorp, Inc.

Item 1(B)         Address of Issuer's Principal Executive Offices:

                  501 West Main Street
                  Gaylord, MI 49735

Item 2(A)         Name of Person Filing:

                  BVP, LLC

Item 2(B)         Address of Principal Business Office or, if None, Residence:

                  530 S. Whittaker
                  PMB 301
                  New Buffalo, MI 49117

Item 2(C)         Citizenship:

                  Michigan

Item 2(D)         Title of Class of Securities:

                  Common Stock

Item 2(E)         CUSIP No.:

                  65746P106

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]   Broker or dealer registered under Section 15 of the
                        Exchange Act.

         (b)      [ ]   Bank as defined in Section 3(a)(6) of the Exchange
                        Act.

         (c)      [ ]   Insurance company as defined in Section 3(a)(19) of
                        the Exchange Act.

         (d)      [ ]   Investment company registered under Section 8 of the
                        Investment Company Act of 1940.

                                       13G



        (e)      [ ]      An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).

        (f)      [ ]      An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F).

        (g)      [ ]      A parent holding company or control person, in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

        (h)      [ ]      A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act.

        (i)      [ ]      A church plan that is excluded from the definition of
                          an investment company under Section 3(e)(14) of the Investment Company Act.

        (j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

ITEM 4. OWNERSHIP

        (a)      Amount beneficially owned:

                 24,000

        (b)      Percent of Class:

                 4.569%

        (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:            24,000
                  (ii)     Shared power to vote or to direct the vote:            -0-
                  (iii)    Sole power to dispose or to direct the
                               disposition of:                                  24,000
                  (iv)     Shared power to dispose or to direct the
                               disposition of:                                    -0-

                                       13G

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]:


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY OR CONTROL PERSON

         N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 240.13d-1(c)or Rule 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A

                                       13G



ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A

ITEM 10. CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     February 14, 2002
                                     -----------------
                                           Date

                                                BVP, LLC



                                                By: /s/ Neil D. Paolella
                                                --------------------------------
                                                Neil D. Paolella, Manager